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                                                                     EXHIBIT 8.1

           TAX OPINION OF HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR LLP


                                                               November 5, 1998





Ladies and Gentlemen:

                  Re: Agreement and Plan of Merger by and between
                      Rent-Way, Inc. and Home Choice Holdings Inc.

                  We have acted as counsel to Rent-Way, Inc., a Pennsylvania corporation ("Rent-Way"), in connection with the proposed merger (the "Merger") of Home Choice Holdings Inc., a Delaware corporation ("HCI") with and into Rent-Way, pursuant to the terms of the Agreement and Plan of Merger by and between Rent-Way and HCI dated as of September 1, 1998 (the "Agreement") and the Form S-4 Registration Statement filed by Rent-Way with the Securities and Exchange Commission on November __, 1998 (as thereafter amended from time to time with all exhibits thereto, the "Registration Statement") which includes the Joint Proxy Statement of Rent-Way and HCI and the Prospectus of Rent-Way (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to
Section 8.1(g) of the Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Agreement.

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement including the Proxy Statement/Prospectus, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants contained in letters to us from each of Rent-Way and HCI, which are annexed hereto.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.


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                  Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Rent-Way and HCI will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  As a tax-free reorganization, the Merger will have the following Federal income tax consequences for HCI stockholders, HCI and Rent-Way:

                  1. No gain or loss will be recognized by holders of common stock of HCI ("HCI Common Stock") as a result of the exchange of such shares for shares of Rent-Way common stock ("Rent-Way Common Stock") pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a stockholder of HCI in lieu of a fractional share will be treated as received in exchange for such fractional share, and if such stockholder holds HCI Common Stock as a capital asset at the Effective Time, any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the stockholder's basis in HCI Common Stock allocable to such fractional share interest.

                  2. The tax basis of the shares of Rent-Way Common Stock received by each stockholder of HCI will equal the tax basis of such stockholder's shares of HCI Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger.

                  3. The holding period for the shares of Rent-Way Common Stock received by each stockholder of HCI will include the holding period for the shares of HCI Common Stock of such stockholder exchanged in the Merger, provided that the HCI Common Stock so exchanged are held as capital assets at the Effective Time.

                  4. Rent-Way will not recognize gain or loss as a result of the Merger.

                  5. HCI will not recognize gain or loss as a result of the Merger.

                  We confirm that the discussion in the Proxy
Statement/Prospectus under the caption "Certain Federal Income Tax Consequences of the Merger" insofar as it constitutes statements of federal income tax law or legal conclusions, subject to the assumptions, limitations and qualifications set forth therein, constitutes our opinion with respect to such matters.


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                  Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished only to you in connection with the Merger and for your benefit in connection therewith and, except for the disclosure of such opinion in the Proxy Statement/Prospectus and except for reliance thereon by the stockholders, each of which we hereby consent to, may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                    Very truly yours,

                                    HODGSON, RUSS, ANDREWS, WOODS & GOODYEAR LLP



                                    By /s/ Alice A. Joseffer
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